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                                                         December 20, 1999


Allmerica Financial Life Insurance and Annuity Company
440 Lincoln Street
Worcester, MA 01653

RE:      SEPARATE ACCOUNT IMO OF ALLMERICA FINANCIAL LIFE
         INSURANCE AND ANNUITY COMPANY

Gentlemen:

This opinion is furnished in connection with the filing by Allmerica Financial Life Insurance and Annuity Company of this Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 of its flexible premium variable life insurance policies ("Policies") allocated to the Separate Account IMO under the Securities Act of 1933. The Prospectus included in this Post-Effective Amendment No. 1 to the Registration Statement describes the Policies. I am familiar with and have provided actuarial advice concerning the preparation of this Post-Effective Amendment No. 1 to the Registration Statement, including exhibits.

In my professional opinion, the illustrations of death benefits and cash values included in Appendix D of the Prospectuses, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 30 or a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment No. 1 to the Registration Statement.


                                                Sincerely,

                                                /s/ William H. Mawdsley

                                                William H. Mawdsley, FSA, MAAA
                                                Vice President and Actuary